Exhibit 10.44
POPULAR, INC.
2008 INCENTIVE AWARD AND AGREEMENT
SECTION 1
Introduction
          Section 1.1. Purpose. Popular, Inc. (the “Corporation”) has established and maintains the 2004 Omnibus Incentive Plan (the “Plan”) to, among others, provide flexibility to the Corporation and its affiliates to attract, retain and motivate their officers, executives and other key employees through the grant of awards and to adjust its compensation practices to the best compensation practices and corporate governance trends as they develop from time to time. The Corporation hereby grants a Short-Term Annual Incentive Award and a Long-Term Incentive Award (the “Award”) under the Plan to the following person (the “Grantee”):
Roberto R. Herencia
SECTION 2
Definitions
          When used in this Award, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below. Terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. Whenever appropriate, words and terms used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender.
          Section 2.1. “Affiliate” shall mean any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.
          Section 2.2. “Eligible Earnings” shall mean the Grantee’s base salary (prior to any deferrals under a cash or deferred compensation plan sponsored by the Corporation or an Affiliate) paid during the Plan Year. From time to time the Plan Administrator may, in its sole discretion, establish rules for determining the amounts of Eligible Earnings for employees who become Grantees other than on the first day of a Plan Year as well as any reduction of Eligible Earnings as a result of paid leave of absences.
          Section 2.3. “Extraordinary Items” shall mean extraordinary, unusual and/or non-recurring items of income and expenses.
          Section 2.4. “Net Income” for any Plan Year shall mean net income excluding the effects of Extraordinary Items for that Plan Year.

          Section 2.5. “Performance Goal” shall mean:
(a)	With regard to the Short-Term Annual Incentive Award: After-tax Net Income (prior to change in accounting principle) for the 2008 Plan Year:
i.	“Corporate Performance Goal” means the Corporation’s after-tax Net Income

ii.	“Circle Performance Goal” means the Banco Popular North America and Popular Financial Holdings Circles comprising:
Banco Popular North America Circle = BPNA, E-LOAN, Popular Equipment Finance Inc., Popular Insurance Agency USA, and Banco Popular National Association (US Operations - Mortgage Business Unit)

Popular Financial Holdings Circle = Popular Financial Holdings and Popular FS LLC
(b)	With regard to the Restricted Stock Award: The Corporation’s after-tax Net Income (prior to change in accounting principle) for the 2008 Plan Year.

(c)	With regard to the Performance Shares Award: The Corporation’s simple average 3-year Return on Equity (“ROE”) during the Performance Cycle.
The 2008 threshold, target and maximum Performance Goals shall be determined by the Plan Administrator and communicated to the Grantee by March 31, 2008. Such Performance Goals may be revised by the Plan Administrator during the Plan Year.
          Section 2.6. “Performance Cycle,” with regard to the Performance Shares Award, shall be the calendar years 2008, 2009 and 2010.
          Section 2.7. “Performance Shares,” shall mean an award in units denominated in the Corporation’s common stock, par value $6.00 per share, the number of such units which may be adjusted over the Performance Cycle based upon the satisfaction of the Performance Goal, pursuant to Article IX of the Plan.
          Section 2.8. “Plan Administrator” shall mean the Compensation Committee of the Board of Directors of the Corporation.
          Section 2.9. “Plan Year” shall be the 2008 calendar year.
          Section 2.10. “Restricted Period” shall mean the period of time during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer pursuant to Article VIII of the Plan.
          Section 2.11. “Restricted Stock” shall mean shares of the Corporation’s common stock, par value $6.00 per share, subject to forfeiture and restrictions on transferability in accordance with Article VIII of the Plan.
          Section 2.12. “Return on Equity” shall mean the ratio of after-tax net income divided by average shareholder’s equity of a calendar year, excluding the effects of Extraordinary Items.

SECTION 3
Award
          Section 3.1. Short-Term Annual Incentive Award — General
The Short-Term Annual Incentive Award of the Grantee shall be an amount in cash equal to the sum of the Grantee’s:
(i)	Corporate Performance Component, as described in Section 3.2.(a); plus

(ii)	Circle Performance Component, as described in Section 3.2.(b); plus

(iii)	Strategic and Personal Performance Component, as described in Section 3.2.(c).
          Section 3.2. Short-Term Annual Incentive Award — Components
(a)	Corporate Performance Component: For the 2008 Plan Year, the Grantee’s Corporate Performance Component shall be an amount equal to a percentage of the Grantee’s Eligible Earnings, determined as follows:

% of Corporate	% of Eligible
Performance Goal	Earnings
Below 90%	0%
90%	20%
100%	40%
110% and above	60%
(b)	Circle Performance Component: For the 2008 Plan Year, the Grantee’s Circle Performance Component shall be an amount equal to a percentage of the Grantee’s Eligible Earnings, determined as follows:

% of Circle	% of Eligible
Performance Goal	Earnings
Below 90%	0%
90%	20%
100%	40%
110% and above	60%
(c)	Strategic and Personal Performance Component: Based on the strategic and personal performance of the Grantee during the Plan Year, the Plan Administrator may grant between 0% and 20% of the Grantee’s Eligible Earnings.

          Section 3.3. Long-Term Incentive Award – Restricted Stock
The Restricted Stock Award shall be an amount equal to a percentage of the Grantee’s Eligible Earnings determined as follows:

% of Corporate	% of Eligible
Performance Goal	Earnings
Below 90%	0%
90%	25%
100%	50%
105%	55%
Over 105%	2% for every % over 105% performance, not to exceed 65%
          Section 3.4. Long-Term Incentive Award – Performance Shares
The Grantee is hereby granted the Performance Shares Award described below. The Grantee will earn a number of shares of the Corporation’s common stock based on the Corporation’s achievement of the Performance Goal at the end of the Performance Cycle.

2008-2010 Average	Shares of Popular, Inc.
3-year ROE	Common Stock
Below threshold	0
Threshold	10,355 (50% of target)
Target	20,710
Maximum	41,420 (200% of target)
SECTION 4
Payment of Award
          Section 4.1 Short-Term Annual Incentive Award. The Short Term Annual Incentive Award shall be payable in cash as soon as practicable after the Plan Administrator has determined the amount of those Awards.
          Section 4.2. Long Term Annual Incentive Award. – Restricted Stock
(a)	The Restricted Stock Award shall be paid in Restricted Stock to be purchased on the open market. The number of shares of Restricted Stock payable shall be based on the average price per share for all shares purchased by the Corporation to pay Awards approved concurrently by the Plan Administrator.

(b)	Except as otherwise provided in paragraph (d) below, the restrictions on 40% of the Restricted Stock awarded to the Grantee will lapse on the date the Grantee both has attained age 55 and completed 10 years of service, as determined pursuant to personnel policies and procedures.

(c)	Except as otherwise provided in paragraph (d) below, the restrictions on the remaining 60% of the Restricted Stock awarded to the Grantee will lapse on the earlier of: i) the date the Grantee has both attained age 55 and completed 10 years of service, as determined pursuant to personnel policies and procedures; or ii) as provided below:

% of Award Free
Period of Time After the Award*	of Restrictions
1 year	12%
2 years	12%
3 years	12%
4 years	12%
5 years	12%

*	specific vesting dates will be determined by the Plan Administrator
(d)	If the Grantee’s employment is terminated for Cause, the Grantee will forfeit the Restricted Stock awarded that was subject to restrictions at the time of termination for Cause.

(e)	The shares of Restricted Stock awarded to the Grantee herein may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Grantee during the Restricted Period, except as may be provided under the Plan.

(f)	For the consequences of the termination of employment with respect to the shares of Restricted Stock awarded to the Grantee, which may result in the forfeiture of such shares of Restricted Stock, please refer to Article VIII of the Plan and to the Prospectus of the Plan.

(g)	Cash dividends paid on the Restricted Stock, and on all of the Common Stock that may be subsequently acquired with such cash dividends, will be invested in the purchase of additional shares of Common Stock of the Corporation in accordance with the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (DRIP). Such shares are not subject to the restrictions described in paragraph (e) above and are immediately vested.

(h)	The Restricted Stock shall be held in custody by the Trust Division of Banco Popular de Puerto Rico. The Grantee shall have the right to vote the Restricted Stock.
          Section 4.3. Long Term Annual Incentive Award. – Performance Shares
(a)	The Performance Shares earned by the Grantee will be determined and delivered to the Grantee as soon as practicable subsequent to the determination of the Corporation’s financial results for the Performance Cycle and approval by the Plan Administrator. The corresponding shares of the Corporation’s common stock will be purchased on the open market.

(b)	For the consequences of the termination of employment with respect to the Performance Shares awarded to the Grantee, which may result in the forfeiture of such Performance Shares, please refer to Article IX of the Plan and to the Prospectus of the Plan. Notwithstanding the terms of Article IX of the Plan, in the event of termination by reason of Approved Retirement during the applicable Performance Cycle, the Grantee shall receive a payment (based on the Corporation’s results during the Performance Cycle) at the end of the Performance Cycle assuming that Grantee had been an active employee during the entire Performance Cycle.
SECTION 5
Tax Considerations
          Section 5.1. Certain Income Tax Considerations. The granting of the Award may have certain income tax considerations to the Grantee, which are generally described in the Prospectus of the Plan.
SECTION 6
Miscellaneous
          Section 6.1 Leave of Absence. The Plan Administrator may establish a method for adjusting the Award of the Grantee if he was on an approved leave of absence during the Plan Year and may establish different methods for different forms of leave of absence.
          Section 6.2. The Plan. This Award is subject to the terms of the Plan, a copy of which has been provided to you.
          Section 6.3. Controlling Law. The laws of the Commonwealth of Puerto Rico shall be controlling in all matters relating to this Award.
          Section 6.4. Titles and Captions. Titles and captions in this document are used only for convenience and are not to be used in the interpretation of this Award.
IN WITNESS WHEREOF, Popular, Inc. and the Grantee have executed this Incentive Award and Agreement as of the 21st day of February, 2008.

	POPULAR, INC.		GRANTEE

/S/ Tere Loubriel		/S/ Roberto R. Herencia

By:	Tere Loubriel	By:	Roberto R. Herencia
Title:	Executive Vice President	Date:	February 21, 2008
Date:	February 21, 2008